Exhibit 99

Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com

Spirit AeroSystems Holdings, Inc. Reports Second Quarter 2012 Financial Results; Reports Revenues of $1.341 billion and Fully Diluted EPS of $0.24 Per Share

•                  Second Quarter 2012 Revenues of $1.341 billion

•                  Operating Income of $83 million; Operating Margins of 6.2 percent including previously announced charges

•                  Fully Diluted Earnings Per Share of $0.24 including previously announced charges of ($0.31) per share

•                  Cash and Cash Equivalents were $180 million

•                  Total backlog of approximately $32 billion

•                  Full-Year 2012 Financial Guidance remains unchanged excluding severe weather event related impacts

Wichita, Kan., August 2, 2012 — Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported second quarter 2012 financial results reflecting solid core operating performance, continued strong demand for large commercial aircraft, and the impact of unusual charges. Spirit’s second quarter 2012 revenues were $1.341 billion, down from $1.466 billion for the same period of 2011 as the previous period included recognition of deferred revenue associated with the 787 program contract amendment.

Table 1. Summary Financial Results (unaudited)
	2nd Quarter					Six Months
($ in millions, except per share data)	2012	2011	Change			2012	2011	Change

Revenues	$1,341	$1,466		(9%	)	$2,607	$2,515		4%
Operating Income	$83	$64		30%		$205	$133		54%
Operating Income as a % of Revenues	6.2%	4.3%	190	BPS		7.9%	5.3%	260	BPS
Net Income	$35	$30		16%		$109	$65		68%
Net Income as a % of Revenues	2.6%	2.1%	50	BPS		4.2%	2.6%	160	BPS
Earnings per Share (Fully Diluted)	$0.24	$0.21		14%		$0.76	$0.45		69%
Fully Diluted Weighted Avg Share Count	142.7	142.3				142.6	142.4

Operating income was $83 million, compared to $64 million for the same period in 2011, driven by increased production volume. In the quarter, as previously announced, the company recognized a pre-tax ($55) million, or ($0.26) per share, charge for expenses related to the April 14, 2012 severe weather event at its Wichita, KS facility. The company also recognized a pre-tax ($7) million, or ($0.03) per share, additional forward-loss on the A350 non-recurring wing program. In comparison, the second quarter of 2011 operating income included a pre-tax ($53) million additional forward-loss on the Gulfstream G280 wing program.

Net income for the quarter was $35 million, or $0.24 per fully diluted share, compared to $30 million, or $0.21 per fully diluted share, in the same period of 2011. Current quarter includes a previously announced pre-tax ($10) million, or ($0.05) per share, charge related to the unamortized deferred financing fees associated with refinancing its senior secured credit facilities and a higher effective tax rate. (Table 1)

“During the quarter, our large commercial aircraft deliveries increased by 12 percent over the second quarter of 2011, reflecting the strong ongoing demand for aircraft worldwide,” said President and Chief Executive Officer Jeff Turner.

“We were also pleased that the Spirit team and our partners successfully restored production through extraordinary effort and teamwork after the severe weather event on April 14, minimizing the impact to our customers,” Turner continued.

“Overall, this quarter exemplifies how Spirit AeroSystems is well positioned to meet the demand for large aircraft as we are focused on continued reliability, capability, and teamwork to align the business for long-term value creation,” Turner concluded.

Spirit’s backlog at the end of the second quarter of 2012 was over $32 billion. Spirit calculates its backlog based on current contractual prices for products and volumes from the published firm order backlogs of Airbus and Boeing, along with firm orders from other customers.

Spirit updated its contract profitability estimates during the second quarter of 2012, resulting in a net pre-tax $6 million, or $0.03 per share, favorable cumulative catch-up adjustment driven by core program productivity and efficiency.

Additionally, the company realized a pre-tax ($7) million, or ($0.03) per share, additional forward-loss on the A350 non-recurring wing program due to engineering cost growth.

In comparison, Spirit recognized a net pre-tax $6 million favorable cumulative catch-up adjustment and a pre-tax ($53) million, or ($0.26) per share, forward-loss charge in the second quarter of 2011.

Cash flow from operations was a $121 million source of cash for the second quarter of 2012, compared to a $114 million use of cash for the second quarter of 2011.  The current quarter reflects insurance cash advances of $105 million associated with the severe weather event and an additional $50 million customer advance associated with a customer agreement on the A350 fuselage program, partially offset by higher cash tax and the timing of accounts receivable and accounts payable. The customer advance is expected to be repaid at a rate of $1.25 million per ship set delivery. (Table 2)

Excluding the $50 million unused portion of the $105 million insurance cash advance and the $50 million customer advance payment, cash flow from operations was a $21 million source of cash in the quarter, which is a $135 million improvement, compared to second quarter 2011.

Table 2. Cash Flow and Liquidity
	2nd Quarter		Six Months
($ in millions)	2012	2011	2012	2011

Cash Flow from Operations	$121	($114)	$133	($242)
Purchases of Property, Plant & Equipment	($50)	($43)	($104)	($84)

			June 28,	December 31,
Liquidity			2012	2011
Cash*			$180	$178
Total Debt			$1,178	$1,201
*During the 2nd quarter of 2012, Spirit received $105 million of insurance cash advances related to the April 14th severe weather event of which $50 million remained unused at June 28, 2012

Cash balances at the end of the quarter were $180 million and debt balances were $1,178 million. The company utilized its credit line during the quarter as it continued to invest in development programs, and fully repaid the borrowing by the end of the quarter.  Approximately $19.9 million of the credit facility is reserved for financial letters of credit.

On April 18, 2012, the company completed a $1.2 billion refinancing of its senior secured credit facilities that include a new $650 million revolving credit facility maturing in April 2017 and a new $550 million term loan maturing in April 2019. As a result of this refinancing, the company’s debt maturities now consist of $300 million of unsecured notes maturing in 2017; the new $550 million senior secured term loan maturing in 2019; and $300 million of unsecured notes maturing in 2020.

The company’s credit rating was affirmed (BB) and placed on positive outlook by Standard & Poor’s during the quarter and remained unchanged by Moody’s Investor Services (Ba2, positive outlook) at the end of the quarter.

Financial Outlook

On April 14, 2012, during a severe weather event, Spirit’s Wichita, Kansas facility was hit with an EF3 tornado, which caused significant damage to many buildings, disrupted utilities and resulted in an eight day suspension of operations.  The total insurance claim associated with this event is currently estimated to be approximately $400 million. The company continues to work with insurers to determine the applicable deductibles related to property damage and expense items and is not able to reasonably estimate at this time the recovery of costs or predict the ultimate outcome of the insurance settlements.

The following guidance excludes the impact of this severe weather event:

Spirit’s revenue guidance remains unchanged for the full-year 2012 and is expected to be between $5.2 and $5.4 billion based on Boeing’s 2012 delivery guidance of approximately 585 to 600 aircraft; expected B787 ship set deliveries; expected Airbus deliveries in 2012 of approximately 580 aircraft; internal Spirit forecasts for other customer production activities; expected non-production revenues; and foreign exchange rates consistent with those in the first half of 2012.

Fully diluted earnings per share guidance for 2012 remains unchanged and is expected to be between $2.00-$2.15.

Guidance for cash flow from operations, less capital expenditures, remains unchanged and is expected to be greater than $50 million in the aggregate, excluding customer and insurance cash advances, with capital expenditures of approximately $250 million.

The 2012 forecasted tax rate is expected to be between 31 and 32 percent assuming the U.S. Research Tax Credit is extended. (Table 3)

Risk to our financial guidance includes, among other factors: 787 delivery volumes; higher than forecast non-recurring and recurring costs on our development programs; commercial settlements with customers; mid-range business jet market risks;

and our ability to achieve anticipated productivity and cost improvements. You should review carefully the sections captioned “Risk Factors” in our 2011 Form 10-K filed with the Securities and Exchange Commission on February 23, 2012 and our first quarter 2012 Form 10-Q filed May 4, 2012  for a more complete discussion of these and other factors that may affect our business.

Table 3. Financial Outlook	2011 Actual	2012 Guidance

Revenues	$4.9 billion	$5.2 - $5.4 billion

Earnings Per Share (Fully Diluted)	$1.35	$2.00 - $2.15

Effective Tax Rate	31.0%	31% - 32%*

Cash Flow from Operations	($47) million	>$300 million**

Capital Expenditures	$250 million	~$250 million

*Effective tax rate guidance, among other factors, assumes the benefit attributable to the extension of the U.S. Research Tax Credit (Assumes ~1.0% benefit)

**Excludes customer and insurance advance payments

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “continue,” “plan,” “forecast,” or other similar words, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following: our ability to continue to grow our business and execute our growth strategy, including the timing, execution and profitability of new programs; our ability to perform our obligations and manage costs related to our new commercial and business aircraft development programs and the related recurring production; margin pressures and the potential for additional forward-losses on aircraft development programs; our ability to accommodate, and the cost of accommodating, announced increases in the build rates of certain aircraft, including, but not limited to, the Boeing B737, B747, B767 and B777 programs, and the Airbus A320 and A380 programs; the effect on business and commercial aircraft demand and build rates of the following factors: continuing weakness in the global economy and economic challenges facing commercial airlines, a lack of business and consumer confidence, and the impact of continuing instability in global financial and credit markets, including, but not limited to,  any failure to avert a sovereign debt crisis in Europe; customer cancellations or deferrals as a result of  global economic uncertainty; the success and timely execution of key milestones such as deliveries of Boeing’s B787 and first flight, certification and first delivery of Airbus’ A350 XWB, receipt of necessary regulatory approvals, and customer adherence to their announced schedules; our ability to enter into profitable supply arrangements with additional customers; the ability of all parties to satisfy their performance requirements under existing supply contracts with Boeing and Airbus, our two major customers, and other customers and the risk of nonpayment by such customers; any adverse impact on Boeing’s and Airbus’ production of aircraft resulting from cancellations, deferrals or reduced orders by their customers or from labor disputes or acts of terrorism; any adverse impact on the demand for air travel or our operations from the outbreak of diseases or epidemic or pandemic outbreaks; returns on pension plan assets and the impact of future discount rate changes on pension obligations; our ability to borrow additional funds or refinance debt; competition from original equipment manufacturers and other aerostructures suppliers; the effect of governmental laws, such as U.S. export control laws and U.S. and foreign anti-bribery laws such as the Foreign Corrupt Practices Act and United Kingdom Bribery Act, and environmental laws and agency regulations, both in the U.S. and abroad; the cost and availability of raw materials and purchased components; our ability to successfully extend or renegotiate our primary collective bargaining contracts with our labor unions; our ability to recruit and retain highly skilled employees and our relationships with the unions representing many of our employees; spending by the U.S. and other governments on defense; the possibility that our cash flows and borrowing facilities may not be adequate for our additional capital needs or for payment of interest on and principal of our indebtedness; our exposure under our existing senior secured revolving credit facility to higher interest payments should interest rates increase substantially; the effectiveness of our interest rate and foreign currency hedging programs; the outcome or impact of ongoing or future litigation, claims and regulatory actions; our exposure to potential product liability and warranty claims; and the accuracy and completeness of our initial assessment of the damage from the tornado that hit our Wichita, KS facility on April 14, 2012, and availability of insurance to cover expected losses. These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements.  These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should review carefully the sections captioned “Risk Factors” in our 2011 Form 10-K filed with the Securities and Exchange Commission on February 23, 2012 and our first quarter 2012 Form 10-Q filed May 4, 2012  for a more complete discussion of these and other factors that may affect our business.

Appendix

Segment Results

Fuselage Systems

Fuselage Systems segment revenues for the second quarter of 2012 were $627 million, down 19 percent from the same period last year, as the previous period included recognition of deferred revenue associated with the 787 program contract amendment.  Operating margin for the second quarter of 2012 was 15.0 percent as compared to 12.3 percent during the same period of 2011. In the second quarter of 2012 the segment recorded a net pre-tax $1 million favorable cumulative catch-up adjustment driven by productivity and efficiency on core programs. In comparison, the segment realized a net pre-tax $6 million favorable cumulative catch-up adjustment in the second quarter of 2011.

Propulsion Systems

Propulsion Systems segment revenues for the second quarter of 2012 were $351 million, up 11 percent from the same period last year, largely driven by higher production volumes and  increased aftermarket volumes.  Operating margin for the second quarter of 2012 was 16.0 percent as compared to 15.2 percent in the second quarter of 2011. In the second quarter of 2012 the segment realized a net pre-tax $2 million favorable cumulative catch-up adjustment associated with productivity and efficiency on core programs. In comparison, the segment realized a net pre-tax $4 million favorable cumulative catch-up adjustment in the second quarter of 2011.

Wing Systems

Wing Systems segment revenues for the second quarter of 2012 were $359 million, down 4 percent from the same period last year, as the previous period included recognition of deferred revenue associated with the 787 program contract amendment. Operating margin for the second quarter of 2012 was 7.7 percent as compared to (8.4) percent during the same period of 2011. In the second quarter the segment recorded a net pre-tax $3 million favorable cumulative catch-up adjustment driven by productivity and efficiency on core programs and a pre-tax ($7) million additional forward-loss on the A350 non-recurring wing program due to engineering cost growth. In comparison, the segment realized a pre-tax ($4) million unfavorable cumulative catch-up adjustment and a pre-tax ($53) million forward-loss charge in the second quarter of 2011.

Table 4. Segment Reporting	(unaudited)				(unaudited)
	2nd Quarter				Six Months
($ in millions)	2012	2011	Change		2012	2011	Change

Segment Revenues
Fuselage Systems	$627.4	$773.1	(18.8%)		$1,250.0	$1,301.1	(3.9%)
Propulsion Systems	$351.2	$317.7	10.5%		$695.2	$590.7	17.7%
Wing Systems	$358.6	$372.5	(3.7%)		$655.2	$617.4	6.1%
All Other	$3.8	$2.3			$6.4	$6.0
Total Segment Revenues	$1,341.0	$1,465.6	(8.5%)		$2,606.8	$2,515.2	3.6%

Segment Earnings from Operations
Fuselage Systems	$94.1	$95.1	(1.1%)		$181.0	$142.1	27.4%
Propulsion Systems	$56.1	$48.2	16.4%		$113.7	$89.0	27.8%
Wing Systems	$27.6	($31.2)	188.5%		$48.0	($13.8)	447.8%
All Other	$0.8	$0.5			$1.0	$0.5
Total Segment Operating Earnings	$178.6	$112.6	58.6%		$343.7	$217.8	57.8%

Unallocated Corporate SG&A Expense	($33.3)	($37.6)	(11.4%)		($74.0)	($72.7)	1.8%
Unallocated Impact From Severe Weather Event Expense	($54.5)	$0.0			($54.5)	$0.0
Unallocated Research & Development Expense	($1.3)	($0.5)	160.0%		($2.4)	($1.0)	140.0%
Unallocated Cost of Sales(1)	($7.0)	($10.9)	(35.8%)		($8.0)	($10.9)	(26.6%)
Total Earnings from Operations	$82.5	$63.6	29.7%		$204.8	$133.2	53.8%

Segment Operating Earnings as % of Revenues
Fuselage Systems	15.0%	12.3%	270	BPS	14.5%	10.9%	360	BPS
Propulsion Systems	16.0%	15.2%	80	BPS	16.4%	15.1%	130	BPS
Wing Systems	7.7%	(8.4% )	1,610	BPS	7.3%	(2.2% )	950	BPS
All Other	21.1%	21.7%			15.6%	8.3%

Total Segment Operating Earnings as % of Revenues	13.3%	7.7%	560	BPS	13.2%	8.7%	450	BPS

Total Operating Earnings as % of Revenues	6.2%	4.3%	190	BPS	7.9%	5.3%	260	BPS

(1)   Charges in the second quarter 2012 are associated with UAW stock compensation, Early Retirement incentives and asset impairment charges; compared to charges in the second quarter 2011 which were associated with a change in estimate for warranty and extraordinary rework reserves and the UAW Early Retirement Incentive in connection with the ratification of their ten-year labor contract.

Contact information:

Investor Relations: Coleen Tabor (316) 523-7040

Media:  Ken Evans (316) 523-4070

On the web: http://www.spiritaero.com

Spirit Ship Set Deliveries

(One Ship Set equals One Aircraft)

2011 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total 2011
B737	93	97	95	92	377
B747	4	3	4	6	17
B767	5	6	6	6	23
B777	16	22	21	19	78
B787	6	7	5	7	25
Total	124	135	131	130	520

A320 Family	103	91	103	106	403
A330/340	18	26	24	25	93
A350	—	—	—	—	—
A380	6	5	7	6	24
Total	127	122	134	137	520

Business/Regional Jet	10	13	12	14	49

Total Spirit	261	270	277	281	1,089

2012 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD 2012
B737	105	105			210
B747	5	6			11
B767	7	6			13
B777	21	21			42
B787	8	11			19
Total	146	149			295

A320 Family	112	109			221
A330/340	25	24			49
A350	1	—			1
A380	7	6			13
Total	145	139			284

Business/Regional Jet	12	19			31

Total Spirit	303	307			610

Spirit AeroSystems Holdings, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 28, 2012	June 30, 2011	June 28, 2012	June 30, 2011
	($ in millions, except per share data)

Net revenues	$1,341.0	$1,465.6	$2,606.8	$2,515.2
Operating costs and expenses:
Cost of sales	1,156.8	1,354.6	2,247.9	2,282.6
Selling, general and administrative	40.3	41.1	85.3	80.1
Impact from severe weather event	54.5	—	54.5	—
Research and development	6.9	6.3	14.3	19.3
Total operating costs and expenses	1,258.5	1,402.0	2,402.0	2,382.0
Operating income	82.5	63.6	204.8	133.2
Interest expense and financing fee amortization	(28.1)	(21.7)	(46.4)	(42.6)
Interest income	0.1	0.1	0.1	0.2
Other income (expense), net	(4.2)	0.1	(0.7)	1.6
Income before income taxes and equity in net loss of affiliate	50.3	42.1	157.8	92.4
Income tax provision	(15.3)	(11.9)	(48.9)	(27.2)
Income before equity in net loss of affiliate	35.0	30.2	108.9	65.2
Equity in net loss of affiliate	(0.1)	(0.1)	(0.4)	(0.5)
Net income	$34.9	$30.1	$108.5	$64.7

Earnings per share
Basic	$0.25	$0.21	$0.76	$0.46
Shares	139.9	139.2	139.7	138.9

Diluted	$0.24	$0.21	$0.76	$0.45
Shares	142.7	142.3	142.6	142.4

Spirit AeroSystems Holdings, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	June 28, 2012	December 31, 2011
	($ in millions)
Current assets
Cash and cash equivalents	$180.1	$177.8
Accounts receivable, net	470.2	267.2
Inventory, net	2,800.8	2,630.9
Other current assets	100.9	79.9
Total current assets	3,552.0	3,155.8
Property, plant and equipment, net	1,623.3	1,615.7
Pension assets	131.8	118.8
Other assets	134.5	152.1
Total assets	$5,441.6	$5,042.4
Current liabilities
Accounts payable	$600.1	$559.4
Accrued expenses	337.1	224.3
Current portion of long-term debt	10.4	48.9
Advance payments, short-term	50.4	8.8
Deferred revenue, short-term	11.5	28.5
Other current liabilities	12.7	43.6
Total current liabilities	1,022.2	913.5
Long-term debt	1,167.9	1,152.0
Advance payments, long-term	812.2	655.9
Deferred revenue and other deferred credits	32.3	34.7
Pension/OPEB obligation	87.5	84.2
Other liabilities	235.3	237.4
Equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 119,493,563 and 118,560,926 issued, respectively	1.2	1.2
Common stock, Class B par value $0.01, 150,000,000 shares authorized, 24,173,999 and 24,304,717 shares issued, respectively	0.2	0.2
Additional paid-in capital	1,005.4	995.9
Accumulated other comprehensive loss	(124.7)	(126.2)
Retained earnings	1,201.6	1,093.1
Total shareholders’ equity	2,083.7	1,964.2
Noncontrolling interest	0.5	0.5
Total equity	2,084.2	1,964.7
Total liabilities and equity	$5,441.6	$5,042.4

Spirit AeroSystems Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	For the Six Months Ended
	June 28, 2012	June 30, 2011
	($ in millions)
Operating activities
Net income	$108.5	$64.7
Adjustments to reconcile net income to net cash (used in) operating activities
Depreciation expense	77.4	64.4
Amortization expense	14.4	7.0
Accretion of customer supply agreement	0.1	—
Employee stock compensation expense	8.6	5.2
Excess tax benefits from share-based payment arrangements	(1.1)	(1.2)
Loss on disposition of assets	3.6	—
Loss from discontinued hedge accounting on interest rate swaps	2.2	—
(Gain) on effectiveness of hedge contracts	(0.1)	—
(Gain) from foreign currency transactions	(0.2)	(1.0)
Deferred taxes	4.5	0.7
Long-term tax provision	0.8	2.2
Pension and other post-retirement benefits, net	(4.7)	(5.0)
Grant income	(2.5)	(2.6)
Equity in net loss of affiliate	0.4	0.5
Changes in assets and liabilities
Accounts receivable	(202.1)	(143.6)
Inventory, net	(171.7)	75.6
Accounts payable and accrued liabilities	56.5	(14.4)
Advance payments	197.9	(125.9)
Deferred revenue and other deferred credits	(18.5)	(255.0)
Insurance advances for severe weather related expenses	105.0	—
Other	(46.2)	86.5
Net cash (used in) provided by operating activities	132.8	(241.9)
Investing activities
Purchase of property, plant and equipment	(103.8)	(84.4)
Other	0.4	0.4
Net cash (used in) investing activities	(103.4)	(84.0)
Financing activities
Proceeds from revolving credit facility	170.0	—
Payments on revolving credit facility	(170.0)	—
Proceeds from issuance of debt	547.3	—
Principal payments of debt	(564.3)	(4.1)
Debt issuance and financing costs	(11.3)	—
Excess tax benefits from share-based payment arrangements	1.1	1.2
Net cash (used in) provided by financing activities	(27.2)	(2.9)
Effect of exchange rate changes on cash and cash equivalents	0.1	1.3
Net decrease in cash and cash equivalents for the period	2.3	(327.5)
Cash and cash equivalents, beginning of the period	177.8	481.6
Cash and cash equivalents, end of the period	$180.1	$154.1